Exhibit 4.3

POST-AMENDMENT ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement (this “Agreement”) is made as of 16 December, 2022, by and among Angel Pond Holdings Corporation, a Cayman Islands exempted company (“Angel Pond”), MariaDB Public Limited Company (f.k.a. Mangomill Public Limited Company), a public company limited by shares incorporated in Ireland (the “Company”), Computershare Inc., a Delaware corporation (“Computershare Inc.’’) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare Inc., “Computershare”), as Warrant Agent.

WHEREAS, Angel Pond and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”) entered into to that certain Warrant Agreement, dated as of May 18, 2021, and filed with the United States Securities and Exchange Commission on May 20 2021, (the “Original Warrant Agreement”, as amended by the Warrant Amendment Agreement (as defined below), the “Warrant Agreement”);

WHEREAS, on January 31, 2022, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among Angel Pond, the Company, MariaDB Corporation Ab, a Finnish private limited liability company, and Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Merger Sub”), which provided, among other matters for the merger, by operation of Cayman Islands’ law, of Merger Sub with and into Angel Pond, with Angel Pond surviving such merger as a direct wholly owned subsidiary of the Company (the “Domestication Merger”);

WHEREAS, pursuant to the Domestication Merger, as contemplated by sections 2.3(a) and (b) of the Business Combination Agreement, each Class A ordinary share and each class B ordinary share of Angel Pond, par value US$0.0001, issued and outstanding immediately prior to the effective time of the Domestication Merger (the ‘‘Domestication Merger Effective Time”), was, by operation of the relevant merger laws, automatically cancelled and converted into the right to receive, by way of allotment and issue, one fully paid and non-assessable ordinary share in the capital of the Company, par value US$0.01 (an “ Ordinary Share”);

WHEREAS, pursuant to the Domestication Merger, as contemplated by section 2.3(c) of the Business Combination Agreement, each Warrant issued and outstanding immediately prior to the Domestication Merger Effective Time remained in issue and outstanding following the Domestication Merger Effective Time, but was, by operation of the relevant merger laws, automatically adjusted, with effect from the Domestication Merger Effective Time, such that it is no longer exercisable for Class A ordinary shares, but instead entitles the holder thereof to subscribe for one Ordinary Share at a price per share of US$11.50 on the terms and subject to the conditions of the Warrant Agreement;

WHEREAS, pursuant to the Domestication Merger, as contemplated by section 2.3(c) of the Business Combination Agreement, with effect from the Domestication Merger Effective Time, the Warrant Agreement was, by operation of the relevant merger laws, automatically assigned to the Company, and the Company automatically assumed all of Angel Pond’s obligations under the Warrant Agreement;

WHEREAS, on             December, 2022, Angel Pond, Continental and Computershare entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement’’) to provide for certain amendments to the Original Warrant Agreement, which took effect upon the Domestication Merger Effective Time, that were considered necessary or desirable to deal with certain matters related to the Domestication Merger, including the appointment of Computershare as successor warrant agent to Continental; and

WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Acknowledgment and Adherence. The parties hereby acknowledge the automatic assignment of the Warrant Agreement (and the rights and interests of Angel Pond therein) to the Company and the automatic assumption by the Company of all Angel Pond’s obligations under the Warrant Agreement by operation of the relevant merger laws pursuant to the Domestication Merger, with effect from the Domestication Merger Effective Time, and to the continuation of the Warrant Agreement in full force and effect from, and after, the Domestication Merger Effective Time, subject at all times to the Warrant Agreement and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement, and, without prejudice to the forgoing, the Company hereby agrees to adhere to and be bound, with effect from the Domestication Merger Effective Time, by the terms of the Warrant Agreement as a party of the same part as the “Company” (as defined therein).

2. Miscellaneous Provisions.

2.1 Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly conditioned on and subject to the closing of the transactions provided for in the Business Combination Agreement and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of any of the parties shall bind and inure to the benefit of their respective successors and assigns.

2.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.5 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

2.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

ANGEL POND HOLDINGS CORPORATION

By:	/s/ Ted Wang
Name:	Ted Wang
Title:	Board member

MARIADB PUBLIC LIMITED COMPANY

By:	/s/ Ted Wang
Name: Ted Wang
Title:	Board member

COMPUTERSHARE INC., and COMPUTERSHARE TRUST COMPANY, N.A., on behalf of both entities

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

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